Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES FIRST QUARTER 2013 RESULTS

Highlands Ranch, CO – May 8, 2013 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced financial results for the first quarter ended March 31, 2013.

OVERVIEW OF 2013 FIRST QUARTER RESULTS

•

Refined Coal (“RC”) revenues from payments related to our leased and sold RC facilities were up 127% from the first quarter of 2012 and up 25% from the fourth quarter of 2012. In the quarter, RC facilities operated by ADA’s joint venture Clean Coal Solutions, LLC (“Clean Coal”) generated $12.6 million in credits to be used to offset future taxes (ADA owns 42.5% of Clean Coal).

•

Emission Control (“EC”) revenues were up more than threefold from the first quarter of 2012 and double the amount from the fourth quarter of 2012. EC backlog as of March 31, 2013 increased to $32.7 million, up from $25.3 million at December 31, 2012 and $4.6 million at March 31, 2012.

•	Cash and cash equivalents increased to $22 million, up from $9.7 million at December 31, 2012.

•	Successfully tested our M-45-PC TM technology at four power plants.

•

Consolidated gross margin of $9.7 million, or 14% of revenues compared to $4 million or 22% of revenue in 2012. The lower margin percentage in the first quarter of 2013 is due to the inclusion of coal purchases and sales and operating costs associated with RC facilities operated for Clean Coal’s own account (“retained tons”).

•	For the first quarter of 2013, our net loss was $2.2 million or $0.22 per diluted share as compared to a net loss of $2.4 million or $0.24 per diluted share for first quarter of 2012.

FIRST QUARTER OPERATIONAL ACHIEVEMENTS, OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA stated, “In the first quarter we saw continued success in both our major business areas, Refined Coal and Emission Control. We will maintain focus on executing on opportunities that we expect will create significant revenue growth and cash flows for the Company over the next months and coming years. We are positioning ourselves for continued long-term success and are developing technologies for expected future markets.

In the first quarter, we achieved a number of important milestones that will serve as the foundation for our growth in 2013 and beyond. Clean Coal, ADA’s joint venture with NexGen Resources Corporation and an affiliate of The Goldman Sachs Group, closed on the sale of an RC facility at a plant that annually burns about 4 million tons of coal per year. This transaction also brought $20 million in upfront payments to Clean Coal, with another $5 million to be paid upon receipt of a Private Letter Ruling from the IRS. We also completed contracts to restructure our agreements on our RC facilities with an affiliate of Goldman Sachs and also successfully tested our M-45-PC TM technology at four power plants. In the Emission Control segment we have won additional significant projects. We look forward to continued success throughout 2013 and beyond.”

Refined Coal

Total RC revenues in the first quarter of 2013 were $58.1 million including $12.2 million in revenues from lease and sale of five RC facilities and $45 million related to the resale of coal for RC facilities operated by Clean Coal. Gross margin for the segment was $6.7 million or 10% of total revenues for the first quarter of 2013 compared to $3.1 million and 17% in the first quarter of 2012 reflecting the higher tonnage treated by RC facilities retained by Clean Coal. Commenting on the outlook for Refined Coal, Dr. Durham noted, “We are pleased to have closed with an RC investor for a fifth facility and we expect annual revenues of more than $50 million per year from these five facilities alone. We continue to expect to close two more facilities in the coming months as well as a number of additional RC facilities throughout this year and into 2014.”

Emission Control

EC revenues in the first quarter of 2013 were $8.8 million, up more than threefold from a year ago due mainly to increased equipment and consulting revenues as the market for the Mercury and Air Toxics Standards (“MATS”) rule is well underway.

Dr. Durham noted, “The market for equipment to meet the federal MATS rules is accelerating and evolving as we expected. ADA has taken a number of steps to prepare for this market, and we are pleased with the success to date in this competitive commercial market. Last week we announced that we recently received additional awards and letters of intent to award for approximately $30 million in ACI and DSI systems from multiple utilities. Since the MATS market commenced in 2011, ADA has won or received letters of intent to award contracts currently valued at approximately $75 million for DSI and ACI systems. We are currently working on bids or discussing potential projects for ACI and DSI systems in excess of $180 million.

CO2 Capture

CO2 Capture revenues in the first quarter of 2013 increased to $1.4 million due to the timing of scheduled activities. As of March 31, 2013, ADA had DOE contracts in progress, including anticipated industry cost share, totaling approximately $11.3 million. The Company expects to recognize approximately $8.3 million from these contracts in the remainder of 2013 and the balance through 2014.

Dr. Durham went on to say, “ADA’s work continues on a $20.5 million program supporting the development of our re-generable solid-sorbent technology to capture carbon dioxide from coal-fired power plants and industrial sources. We have initiated the fabrication and construction phase of a 1 megawatt Carbon Dioxide (“CO2”) Capture Pilot Plant with testing scheduled for early 2014. We are also evaluating alternative applications for the carbon capture technology that could have market potential ahead of regulations on power plants such as enhanced oil recovery.”

BALANCE SHEET HIGHLIGHTS

As of March 31, 2013, cash and cash equivalents totaled $21.9 million versus $9.7 million at year-end 2012. The increase in cash was primarily due to the upfront payment as part of the closing of the sale of an RC facility and lower retained RC tonnage in the current quarter compared to the fourth quarter of 2012.

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 5:00 PM ET on Wednesday, May 8, 2013. Interested parties may participate in the call by dialing (877) 709-8150 (Domestic) or (201) 689-8354 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“Clean Coal”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and our patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an “enhanced coal” technology, which we market under the name “M-Prove, ™” that reduces emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Cautions Concerning Forward-looking Statements

This press release contains, and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, statements or expectations regarding future revenues and cash flows, growth of our RC business, timing of the closing of contracts for the lease or sale of RC facilities, future markets and contracts for ACI and DSI systems, future market share and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, government funding, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; failure to lease or sell the remaining RC facilities on a timely basis; our inability to ramp up operations to effectively address expected growth in our target markets; inability to commercialize our technologies on favorable terms; impact of competition; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com

www.adaes.com

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data )

(Unaudited)

	For the Quarter Ended March 31,
	2013	2012
Revenues
Refined coal	$58,123	$15,174
Emission control	8,769	2,764
CO2 capture	1,422	282

Total revenues	68,314	18,220

Cost of Revenues
Refined coal	51,469	12,043
Emission control	6,253	2,068
CO2 capture	848	117

Total cost of revenues	58,570	14,228

Gross Margin before Depreciation and Amortization	9,744	3,992
Other Costs and Expenses
General and administrative	7,313	3,639
Research and development	703	564
Depreciation and amortization	1,422	1,024

Total expenses	9,438	5,227

Operating Income (Loss)	306	(1,235)
Other Income (Expense)
Net equity in net income from unconsolidated entity	323	36
Other income including interest	70	99
Interest expense	(383)	(470)
Settlement of litigation and arbitration award, net	(673)	(284)

Total other income (expense)	(663)	(619)

Loss from Continuing Operations Before Income Taxes and Non-controlling Interest	(357)	(1,854)
Income Taxes	—	—

Net Loss Before Non-controlling Interest	(357)	(1,854)
Non-controlling Interest	(1,812)	(566)

Net Loss Attributable to ADA-ES, Inc.	$(2,169)	$(2,420)

Net Loss Per Common Share – Basic and Diluted Attributable to ADA-ES, Inc.	$(0.22)	$(0.24)

Weighted Average Common Shares Outstanding	10,050	9,999

Weighted Average Diluted Common Shares Outstanding	10,050	9,999

See accompanying notes to the Company’s Form 10-Q.

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data )

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$21,945	$9,737
Receivables, net of allowance for doubtful accounts	15,659	11,025
Investment in securities	2,634	1,641
Prepaid expenses and other assets	2,119	2,888

Total current assets	42,357	25,291

Property and Equipment, at cost	54,318	53,542
Less accumulated depreciation and amortization	(10,337)	(8,931)

Net property and equipment	43,981	44,611

Investment in unconsolidated entity	2,173	1,850
Other assets	3,975	3,997

Total other assets	6,148	5,847

Total Assets	$92,486	$75,749

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$8,964	$6,615
Accounts payable to related parties	4,267	5,082
Accrued payroll and related liabilities	2,479	2,569
Line of credit	—	3,000
Current portion of notes payable	564	559
Deposits	16,500	21,200
Deferred revenue and other liabilities	17,407	6,919
Settlement awards and related accrued liabilities	3,179	3,453

Total current liabilities	53,360	49,397

Long-term Liabilities
Long-term portion of notes payable	2,162	2,305
Settlement awards and indemnity liability	2,500	2,500
Deferred revenue	13,259	875
Accrued warranty and other liabilities	995	809

Total long-term liabilities	18,916	6,489

Total Liabilities	72,276	55,886

Commitments and Contingencies (Note 10)
Temporary Equity - Non-controlling Interest Subject to Possible Redemption	60,000	60,000

Stockholders’ Deficit
ADA-ES, Inc. stockholders’ deficit
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 10,063,135 and 10,028,269 shares issued and outstanding, respectively	64,428	63,724
Accumulated deficit	(81,934)	(79,765)

Total ADA-ES, Inc. stockholders’ deficit	(17,506)	(16,041)
Non-controlling interest	(22,284)	(24,096)

Total Stockholders’ Deficit	(39,790)	(40,137)

Total Liabilities, Temporary Equity and Stockholders’ Deficit	$92,486	$75,749

See accompanying notes to the Company’s Form 10-Q.